                                  $150,000,000

                             CMS ENERGY CORPORATION

                Pass-Through Certificates due             , 2005

                 _____________________________________________

                             Underwriting Agreement


                                                          , 1998


To the Representatives named
in Schedule I hereto of the
Underwriters named in
Schedule II hereto

Ladies and Gentlemen:


    CMS Energy Corporation, a Michigan corporation (the "Company"), proposes that the CMS Energy X-TRAS Pass-Through Trust I, a Delaware statutory business trust (the "Pass-Through Trust"), subject to the terms and conditions stated herein, issue and sell to the several Underwriters (as defined in Section 14 hereof) its pass-through certificates to be in the aggregate principal amount and to mature in the year specified in Schedule III hereto (the "Certificates"), and hereby confirms its agreement with the Underwriters as set forth herein.



   The Certificates shall be issued pursuant to the Trust Agreement between the Company and  Willmington Trust Company (the "Trustee"), dated as of November
21, 1997 to be amended  and restated as of                                ,
1998 (the "Trust Agreement"), relating to the creation and administration of the Pass-Through Trust. The sole assets of the Pass-Through Trust from which holders of the Certificates will receive any distributions on the Certificates will be $150,000,000 in aggregate principal amount of the Company's __%
Extendible Tenor Rate-Adjusted Securities due             , 2005 ("X-TRAS(SM)"
or the "Notes"). In addition, the Pass-Through Trust will be party to an ISDA Master Agreement (the "ISDA Master Agreement") with Morgan Stanley Capital Services Inc. ("MSCS"), a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. The proceeds from the sale of the Certificates and the amount payable by MSCS pursuant to the ISDA Master Agreement will be used by the Pass-Through Trust to purchase the Notes at par value from the Company. The Notes will be issued under an Indenture (the "Indenture") dated as of September 15, 1992, as supplemented by a Sixth Supplemental Indenture (the "Supplemental
Indenture") dated as of            , 1998, between the Company and NBD Bank, as
Trustee (the "Indenture Trustee").  The Indenture and the Supplemental
Indenture are hereinafter referred to collectively as the "Senior Debt Indenture." The Underwriters have designated the Representatives to execute this Agreement on their behalf and to act for them in the manner provided in this Agreement.

Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement or the Senior Debt Indenture.


   The Company and the Pass-Through Trust have prepared and filed with the Securities and Exchange Commission (the "Commission"), in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), a combined registration statement on Form S-3 and S-1 (Registration Nos. 333-41395 and 333-41395-01) relating to the Certificates and the Notes. The registration statement as amended at the time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act, is hereinafter referred to as the "Registration Statement"; the prospectus in the form first used to confirm sales of Certificates (including the documents incorporated by reference therein) is hereinafter referred to as the "Prospectus." If the Company and the Pass-Through Trust have filed an abbreviated registration statement to register additional Certificates and Notes pursuant to Rule 462(b) under the Securities Act (the "Rule 462 Registration Statement"), then any reference herein to the term "Registration Statement" shall be deemed to include such Rule 462 Registration Statement.
The Prospectus and the Registration Statement incorporate certain reports of the Company filed pursuant to Section 13 or 14 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement or the Prospectus shall be deemed to include only amendments or supplements to the Registration Statement or Prospectus, as the case may be, and documents incorporated by reference therein after the date of this Agreement and prior to the termination of the offering of the Certificates by the Underwriters.



   1. Purchase and Sale: Upon the basis of the representations and warranties and on the terms and subject to the conditions herein set forth, the Company agrees to cause the Pass-Through Trust to sell to the respective Underwriters, severally and not jointly, and the respective Underwriters, severally and not jointly, agree to purchase from the Pass-Through Trust, at the purchase price specified in Schedule III hereto, the respective principal amounts of Certificates set opposite their names in Schedule II hereto.


   The Company is advised by the Representatives that the Underwriters propose to make a public offering of their respective portions of the Certificates as soon as practicable, in their judgment, after this Agreement has become effective. The Company is further advised by the Representatives that the Certificates are to be offered to the public initially at ____% of the principal amount of the Certificates and to certain dealers selected by you at a price that represents a concession not in excess of ____% of the principal amount of the Certificates, and that any Underwriter may allow, and such dealers may reallow, a concession not in excess of ____% of the principal amount of the Certificates to certain other dealers.

   As compensation to the Underwriters for their commitments and obligations hereunder in respect of the Certificates, including their undertakings to distribute certificates, the Company will pay to the Underwriters an amount equal to that percentage of the aggregate principal amount of the Certificates purchased by the Underwriters as set forth in Schedule
III. Such payment will be made simultaneously with the payment by you to the Trustee of the purchase price of the Certificates as specified in Sections 1 and 2 hereof. Payment of such compensation shall be made by wire transfer of Federal or other immediately available funds.

   The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated, the Company will not offer, sell, contract to sell or otherwise issue debt securities substantially similar to the Notes for a period from the date of the execution of this Agreement to the day of the Time of Purchase (as hereinafter defined).

   2. Payment and Delivery: The Company will cause the Pass-Through Trust to issue and deliver against payment of the purchase price the Certificates to be purchased by each Underwriter hereunder and to be offered and sold by the Underwriters in the form of one or more permanent global securities in definitive form without interest coupons (the "Global

Certificates") deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee for DTC. Each Global Certificate shall include the legend regarding restrictions on transfer set forth under "Transfer Restrictions" in the Prospectus. Interests in any permanent Global Certificates will be held only in book-entry form through DTC, except in the limited circumstances described in the Prospectus.

   The Company agrees to make the Certificates available for inspection by the Underwriters at the offices of Morgan Stanley & Co. Incorporated at least 24 hours prior to the Time of Purchase (as hereinafter defined), in definitive, fully registered form.



   Payment for the Certificates issued by the Pass-Through Trust shall be made to Pass-Through Trust in Federal or other immediately available funds in New York City (or such other place or places of payment as shall be agreed upon by the Company, the Pass Through Trust and the Representatives in writing), upon the delivery to the Trustee as custodian for DTC of the Global Certificate representing all of the Certificates (or such other place or places of delivery as shall be agreed upon by the Company, the Pass-Through Trust and the Representatives). Such payment and delivery shall be made at 10:00 A.M., New
York time on            , 1998 (or on such later business day as shall be
agreed upon by the Company, the Pass-Through Trust and the Representatives in writing), unless postponed in accordance with the provisions of Section 10 hereof. The day and time at which payment and delivery for the Certificates are to be made is herein called the "Time of Purchase."



   3. Conditions of Underwriters' Obligations: The several obligations of the Underwriters hereunder are subject to the accuracy of the warranties and representations on the part of the Company and to the following other conditions:

   (a) That all legal proceedings to be taken in connection with the issue and sale of the Certificates shall be reasonably satisfactory in form and substance to Shearman & Sterling and Reid & Priest LLP, both of New York, New York, counsel to the Underwriters.

   (b) That, at the Time of Purchase, the Representatives shall be furnished with the following opinions, dated the day of the Time of Purchase:

     (1) Opinion of Michael D. VanHemert, Esq., counsel to the Company, substantially to the effect set forth in Exhibit A to this Agreement;

     (2) Opinion of Shearman & Sterling, of New York, New York, counsel to the Underwriters, substantially to the effect set forth in Exhibit B to this Agreement;

     (3) Opinion of Reid & Priest LLP, of New York, New York, counsel to the Underwriters, substantially to the effect set forth in Exhibit C to this Agreement; and


     (4) Opinion of Richards, Layton & Finger, of Wilmington, Delaware, counsel to the Pass-Through Trust and Wilmington Trust Company, substantially to the effect set forth in Exhibit D to this Agreement.


   (c) That on the date of the Time of Purchase the Representatives shall have received a letter from Arthur Andersen LLP in form and substance satisfactory to the Representatives, dated as of such date, (i) confirming that they are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations of the Commission thereunder, (ii) stating that in their opinion the financial statements examined by them and included or incorporated by reference in the Registration Statement complied as to form in all material respects with the applicable accounting requirements of the Commission, including applicable published rules and regulations of the Commission, and (iii) covering, as of a date not more than five business days prior to the date of such letter, such other matters as the Representatives reasonably request.

   (d) That, between the date of the execution of this Agreement and the Time of Purchase, no material and adverse change shall have occurred in the business, properties or financial condition of the Company and its subsidiaries (as defined in Rule 405 under the Securities Act, and hereafter called the "Subsidiaries"), taken as a whole, which, in the judgment of the Representatives, after reasonable inquiries on the part of the Representatives, impairs the marketability of the Certificates (other than changes referred to in or contemplated by the Registration Statement or the Prospectus).

   (e) That, prior to the Time of Purchase, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act by the Commission or proceedings therefor initiated or threatened.

   (f) That, at the Time of Purchase, the Company shall have delivered to the Representatives a certificate of an executive officer of the Company to the effect that, to the best of his knowledge, information and belief there shall have been no material adverse change in the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole, from that set forth in the Registration Statement or the Prospectus (other than changes referred to in or contemplated by the Registration Statement or the Prospectus).

   (g) That the Company shall have performed such of its obligations under this Agreement as are to be performed at or before the Time of Purchase by the terms hereof.





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                                       5


   (h) That any additional documents or agreements reasonably requested by the Representatives or their counsel to permit the Underwriters to perform their obligations or permit their counsel to deliver opinions hereunder shall have been provided to them.

   (i) That between the date of the execution of this Agreement and the day of the Time of Purchase there has been no downgrading of the investment ratings of any of the Company's securities or of Consumers Energy Company's first mortgage bonds by Standard & Poor's Corporation, Moody's Investors Service, Inc. or Duff & Phelps Credit Rating Co., and neither the Company nor Consumers Energy Company shall have been placed on "credit watch" or "credit review" with negative implications by any of such statistical rating organizations if any of such occurrences shall, in the reasonable judgment of the Representatives, after reasonable inquiries on the part of the Representatives, impair the marketability of the Certificates.

   (j) That any filing of the Prospectus and any supplements thereto required pursuant to Rule 424 under the Securities Act have been made in compliance with Rule 424 in the time periods provided by Rule 424.

   4. Conditions of the Company's Obligations: The obligations of the Company hereunder are subject to the satisfaction of the condition set forth in Section 3(e).

   5. Certain Covenants of the Company: In further consideration of the agreements of the Underwriters herein contained, the Company covenants as follows:

   (a) To use its best efforts to cause any post-effective amendments to the Registration Statement to become effective as promptly as possible. During the time when a Prospectus is required to be delivered under the Securities Act, the Company will comply so far as it is able with all requirements imposed upon it by the Securities Act and the rules and regulations of the Commission to the extent necessary to permit the continuance of sales of or dealings in the Certificates in accordance with the provisions hereof and of the Prospectus.

   (b) To deliver to each of the Representatives a conformed copy of the Registration Statement and any amendments thereto (including all exhibits thereto) and full and complete sets of all comments of the Commission or its staff and all responses thereto with respect to the Registration Statement and any amendments thereto, and to furnish to the Representatives, for each of the Underwriters, conformed copies of the Registration Statement and any amendments thereto, without exhibits.

   (c) As soon as the Company is advised thereof, the Company will advise the Representatives and confirm the advice in writing of: (i) the effectiveness of any amendment to the Registration Statement, (ii) any request made by the Commission for amendments to the Registration Statement or Prospectus or for additional information with respect thereto, (iii) the suspension of qualification of the Certificates for sale under Blue Sky or state securities laws, and (iv) the entry of a stop order suspending the effectiveness of the Registration Statement or of the initiation or threat or any proceedings for that purpose and, if such a stop order should be entered by the Commission, to make every reasonable effort to obtain the lifting or removal thereof.

   (d) To deliver to the Underwriters, without charge, as soon as practicable, and from time to time during such period of time (not exceeding nine months) after the date of the Prospectus as they are required by law to deliver a prospectus, as many copies of the Prospectus (as supplemented or amended if the Company shall have made any supplements or amendments thereto) as the Representatives may reasonably request; and in case any Underwriter is required to deliver a prospectus after the expiration of nine months after the date of the Prospectus, to furnish to the Representatives, upon request, at the expense of such Underwriter, a reasonable quantity of a supplemental prospectus or of supplements to the Prospectus complying with Section 10(a)(3) of the Securities Act.

   (e) For such period of time (not exceeding nine months) after the date of the Prospectus as the Underwriters are required by law to deliver a prospectus in respect of the Certificates, if any event shall have occurred as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it becomes necessary to amend or supplement the Prospectus to comply with law, to forthwith prepare and file with the Commission an appropriate amendment or supplement to the Prospectus and deliver to the Underwriters, without charge, such number of copies thereof as may be reasonably requested.

   (f) To make generally available to the Company's security holders, as soon as practicable, an "earning statement" (which need not be audited by independent public accountants) covering a twelve-month period commencing after the effective date of the Registration Statement and ending not later than 15 months thereafter, which shall comply in all material respects with and satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

   (g) To use its best efforts to qualify the Certificates for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives may designate and to pay (or cause to be paid), or reimburse (or cause to be reimbursed) the Underwriters and their counsel for, reasonable filing fees and expenses in connection therewith (including the reasonable fees and disbursements of counsel to the Underwriters and filing fees and expenses paid and incurred prior to the date hereof), provided, however, that the Company shall not be required to qualify to do business as a foreign corporation or as a securities dealer or to file a general consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

   (h) To pay all expenses, fees and taxes, including but not limited to the fees and disbursements of the Trustee and the Indenture Trustee (other than transfer taxes on sales by the respective Underwriters), in connection with the issuance and delivery of the Certificates, except that the Company shall be required to pay the fees and disbursements (other than disbursements referred to in paragraph (g) of this Section 5) of Shearman & Sterling and Reid & Priest LLP, both of New York, New York, counsel to the Underwriters, only in the events provided in paragraph (i) of this Section 5, the Underwriters hereby agreeing to pay such fees and disbursements in any other event, and that except as provided in Section 5(i), the Company shall not be responsible for any out-of-pocket expenses of the Underwriters in connection with their services hereunder.

   (i) If the Underwriters shall not take up and pay for the Certificates due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, or, if this Agreement shall be terminated in accordance with the provisions of Section 11 hereof prior to the Time of Purchase, to pay the reasonable fees and disbursements of Shearman & Sterling and Reid & Priest LLP, counsel to the Underwriters, and, if the Underwriters shall not take up and pay for the Certificates due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, to reimburse the Underwriters for their reasonable out-of-pocket expenses, in an aggregate amount not exceeding a total of $3,000, incurred in connection with the financing contemplated by this Agreement.

   (j) Prior to the termination of the offering of the Certificates, to not file any amendment to the Registration Statement or supplement to the Prospectus (including the Prospectus) unless the Company has furnished the Representatives and counsel to the Underwriters with a copy for their review and comment a reasonable time prior to filing and has reasonably considered any comments of the Representatives, or any such amendment or supplement to which such counsel shall reasonably object on legal grounds in writing, after consultation with the Representatives.

   (k) To furnish the Representatives with copies of all documents required to be filed with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the time the Registration Statement becomes effective and prior to the termination of the offering of the Certificates.

   (l) So long as may be required by law for the distribution of the Certificates by the Underwriters or by any dealers that participate in the distribution thereof, the Company will comply with all requirements under the Exchange Act relating to the timely filing with the Commission of its reports pursuant to Section 13 of the Exchange Act and of its proxy statements pursuant to Section 14 of the Exchange Act.

   6. Representations and Warranties of the Company: The Company represents and warrants to, and agrees with, each of the Underwriters that:

   (a) The Registration Statement has become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purposes are pending before or, to the knowledge of the Company, threatened by the Commission.

   (b) (i) Each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 6(b) do not apply (A) to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein or (B) to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of the Indenture Trustee.

   (c) The documents incorporated by reference in the Registration Statement, any preliminary prospectus and the Prospectus, when they were filed (or, if an amendment with respect to any such document was filed, when such amendment was filed) with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and any further documents so filed and incorporated by reference will, when they are filed with the Commission, conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder; none of such documents, when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and no such further document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (d) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan and has all requisite authority to own or lease its properties and conduct its business as described in the Prospectus and to consummate the transactions contemplated hereby, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business as described in the Prospectus or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each significant subsidiary (as defined in Rule 405 under the Securities Act, and hereinafter called a "Significant Subsidiary") of the Company has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has all requisite authority to own or lease its properties and conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business as described in the Prospectus or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

   (e) The Certificates are in the form contemplated by the Trust Agreement and the Certificates and the Trust Agreement have been duly authorized by the Trustee. At the Time of Purchase, the Certificates and the Trust Agreement will have been duly executed and delivered by the Trustee and, when the Certificates are authenticated by the Trustee in the manner provided for in the Trust Agreement and delivered against payment therefor as provided in this Agreement, the Certificates and the Trust Agreement will constitute valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The Certificates conform in all material respects to the descriptions thereof in the Prospectus.

   (f) Each of the Trust Agreement and the Senior Debt Indenture has been duly authorized by the Company. At the Time of Purchase, each of the Trust Agreement and the Senior Debt Indenture will have been duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); each of the Trust Agreement and the Senior Debt Indenture conforms in all material respects to the description thereof in the Prospectus; and the Senior Debt Indenture has been duly qualified under the Trust Indenture Act.

   (g) The Notes are in the form contemplated by the Senior Debt Indenture and have been duly authorized by the Company. At the Time of Purchase, the Notes will have been duly executed and delivered by the Company and, when authenticated by the Trustee in the manner provided for in the Senior Debt Indenture and delivered against payment therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The Notes conform in all material respects to the descriptions thereof in the Prospectus.

   (h) This Agreement has been duly authorized, executed and delivered by the Company.

   (i) The ISDA Master Agreement has been duly authorized, executed and delivered by the Trust, and assuming due authorization, execution and delivery of the Agreement by MSCS, the ISDA Master Agreement constitutes the valid and legally binding obligation of the Pass-Through Trust, enforceable against the Trust in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

   (j) Except for the outstanding shares of preferred stock of Consumers Energy Company, the 8.36% Trust Originated Preferred Securities of
  Consumers Power Company Financing I and the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, all of the outstanding capital stock of each of Consumers Energy Company and CMS Enterprises Company is owned directly or indirectly by the Company, free and clear of any security interest, claim, lien, or other encumbrance or preemptive rights, and (ii) there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in any of Consumers Energy Company and CMS Enterprises Company or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any such capital stock, any such convertible or exchangeable securities or any such rights, warrants or options.

   (k) Each of the Company and its Significant Subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to obtain or file would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

   (l) No order, license, consent, authorization or approval of, or exemption by, or the giving of notice to, or the registration with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and no filing, recording, publication or registration in any public office or any other place, was or is now required to be obtained by the Company to authorize its execution or delivery of, or the performance of its obligations under, this Agreement, the Senior Debt Indenture, the Certificates or the Notes, except such as have been obtained or may be required under state securities or Blue Sky laws, under the Securities Act or as referred to in the Prospectus.

   (m) None of the issuance and sale of the Notes, or the execution or delivery by the Company of, or the performance by the Company of its obligations under, this Agreement, the Trust Agreement or the Senior Debt Indenture did or will conflict with, result in a breach of any of the terms or provisions of, or constitute a default or require the consent of any party under the Company's Articles of Incorporation or by-laws, any material agreement or instrument to which it is a party, any existing applicable law, rule or regulation or any judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its properties or assets, or did or will result in the creation or imposition of any lien on the Company's properties or assets.

   (n) Except as disclosed in the Prospectus, there is no action, suit, proceeding, inquiry or investigation (at law or in equity or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any governmental authority that (i) questions the validity, enforceability or performance of the Notes, the Senior Debt Indenture, the Trust Agreement or this Agreement or (ii) if determined adversely, is likely to have a material adverse effect on the business or financial condition of the Company and the Subsidiaries, taken as a whole, or materially adversely affect the ability of the Company to perform its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

   (o) There has not been any material and adverse change in the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole, from that set forth in the Registration Statement (other than changes referred to in or contemplated by the Registration Statement or the Prospectus).

   (p) Except as set forth in the Prospectus, no event or condition exists that constitutes, or with the giving of notice or lapse of time or both would constitute, a default or any breach or failure to perform by the Company or any of its Significant Subsidiaries in any material respect under any indenture, mortgage, loan agreement, lease or other material agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of its Significant Subsidiaries, or any of their respective properties, may be bound.

   (q) Neither the Pass-Through Trust nor the Company is an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

   7. Representation and Warranties of Underwriters: Each Underwriter, severally and not jointly, warrants and represents that:

   (a) The information, if any, furnished in writing to the Company through Morgan Stanley & Co. Incorporated expressly for use in the Registration Statement and Prospectus is correct in all material respects as to such Underwriter. Each Underwriter, in addition to other information furnished to the Company for use in the Registration Statement and Prospectus, herewith furnished to the Company for use in the Registration Statement and Prospectus,the information stated herein with regard to the public offering, if any, by such Underwriter and represents and warrants that such information is correct in all material respects as to such Underwriter.

   (b) It is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB").

   (c) It will offer such Certificates only to, persons that it reasonably believes to be (x) QIBs or (y) other institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act).

   (d)   It will only sell Certificates in minimum denominations of $250,000.

   8.  Indemnification:

  (a) The Company agrees, to the extent permitted by law, to indemnify and hold harmless each of the Underwriters and each person, if any, who controls any such Underwriter within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, and to reimburse the Underwriters and such controlling person or persons, if any, for any legal or other expenses incurred by them in connection with defending any action, suit or proceeding (including governmental investigations) as provided in Section 8(c) hereof, insofar as such losses, claims, damages, liabilities or actions, suits or proceedings (including governmental investigations) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus as of its issue date (if used prior to the date of the Prospectus), or, if the Prospectus shall be amended or supplemented, in the Prospectus as so amended or supplemented (if such Prospectus or such Prospectus as amended or supplemented is used after the period of time referred to in Section 5(e) hereof, it shall contain or be used with such amendments or supplements as the Company deems necessary to comply with Section 10(a) of the Securities Act), or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission which was made in such preliminary prospectus, Prospectus or Registration Statement, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representatives on behalf of, any Underwriter expressly for use therein or with any statements in or omissions from that part of the Registration Statement that shall constitute the Statement of Eligibility and Qualification under the Trust Indenture Act of the Indenture Trustee under the Indenture, and except that this indemnity shall not inure to the benefit of any Underwriter (or any person controlling such Underwriter) on account of any losses, claims, damages, liabilities or actions, suits or proceedings arising from the sale of the Certificates to any person if a copy of the Prospectus, as the same may then be supplemented or amended (excluding, however, any document then incorporated or deemed incorporated therein by reference), was not sent or given by or on behalf of such Underwriter to such person (i) with or prior to the written confirmation of sale involved or (ii) as soon as available after such written confirmation, relating to an event occurring prior to the payment for and delivery to such person of the Certificates involved in such sale, and the omission or alleged omission or untrue statement or alleged untrue statement was corrected in the Prospectus as supplemented or amended at such time.

   The Company's indemnity agreement contained in this Section 8(a), and the covenants, representations and warranties of the Company contained in this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Certificates hereunder, and the indemnity agreement contained in this Section 8 shall survive any termination of this Agreement.

The liabilities of the Company in this Section 8(a) are in addition to any other liabilities of the Company under this Agreement or otherwise.

  (b) Each Underwriter agrees, severally and not jointly, to the extent permitted by law, to indemnify, hold harmless and reimburse the Company, its directors and such of its officers as shall have signed the Registration Statement, each other Underwriter and each person, if any, who controls the Company or any such other Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 8(a) hereof, but only with respect to alleged untrue statements or omissions made in the Registration Statement or in the Prospectus, as amended or supplemented, (if applicable) in reliance upon and in conformity with information furnished in writing to the Company by such Underwriter expressly for use therein.

   The indemnity agreement on the part of each Underwriter contained in this
Section 8(b) and the representations and warranties of such Underwriter contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any other person, and shall survive the delivery of and payment for the Certificates hereunder, and the indemnity agreement contained in this Section 8(b) shall survive any termination of this Agreement. The liabilities of each Underwriter in Section 8(b) are in addition to any other liabilities of such Underwriter under this Agreement or otherwise.

  (c) If a claim is made or an action, suit or proceeding (including governmental investigations) is commenced or threatened against any person as to which indemnity may be sought under Section 8(a) or 8(b), such person (the "Indemnified Person") shall notify the person against whom such indemnity may be sought (the "Indemnifying Person") promptly after any assertion of such claim threatening to institute an action, suit or proceeding or if such an action, suit or proceeding is commenced against such Indemnified Person, promptly after such Indemnified Person shall have been served with a summons or other first legal process, giving information as to the nature and basis of the claim. Failure to so notify the Indemnifying Person shall not, however, relieve the Indemnifying Person from any liability which it may have on account of the indemnity under Section 8(a) or 8(b) if the Indemnifying Person has not been prejudiced in any material respect by such failure. Subject to the immediately succeeding sentence, the Indemnifying Person shall assume the defense of any such litigation or proceeding, including the employment of counsel and the payment of all expenses, with such counsel being designated, subject to the immediately succeeding sentence, in writing by the Representatives in the case of parties indemnified pursuant to Section 8(b) and by the Company in the case of parties indemnified pursuant to Section 8(a).
Any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include (x) the Indemnifying Person and (y) the Indemnified Person and, in the written opinion of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and expenses of counsel (including disbursements) for such Indemnified Person shall be reimbursed by the Indemnifying Person to the Indemnified Person. If there is a conflict as described in clause (ii) above, and the Indemnified Persons have participated in the litigation or proceeding utilizing separate counsel whose fees and expenses have been reimbursed by the Indemnifying Person and the Indemnified Persons, or any of them, are found to be solely liable, such Indemnified Persons shall repay to the Indemnifying Person such fees and expenses of such separate counsel as the Indemnifying Person shall have reimbursed. It is understood that the Indemnifying Person shall not, in connection with any litigation or proceeding or related litigation or proceedings in the same jurisdiction as to which the Indemnified Persons are entitled to such separate representation, be liable under this Agreement for the reasonable fees and out-of-pocket expenses of more than one separate firm (together with not more than one appropriate local counsel) for all such Indemnified Persons. Subject to the next paragraph, all such fees and expenses shall be reimbursed by payment to the Indemnified Persons of such reasonable fees and expenses of counsel promptly after payment thereof by the Indemnified Persons.

   In furtherance of the requirement above that fees and expenses of any separate counsel for the Indemnified Persons shall be reasonable, the Representatives and the Company agree that the Indemnifying Person's obligations to pay such fees and expenses shall be conditioned upon the following:

   (1) in case separate counsel is proposed to be retained by the Indemnified Persons pursuant to clause (ii) of the preceding paragraph, the Indemnified Persons shall in good faith fully consult with the Indemnifying Person in advance as to the selection of such counsel;

   (2) reimbursable fees and expenses of such separate counsel shall be detailed and supported in a manner reasonably acceptable to the Indemnifying Person (but nothing herein shall be deemed to require the furnishing to the Indemnifying Person of any information, including without limitation, computer print-outs of lawyers' daily time entries, to the extent that, in the judgment of such counsel, furnishing such information might reasonably be expected to result in a waiver of any attorney-client privilege); and

   (3) the Company and the Representatives shall cooperate in monitoring and controlling the fees and expenses of separate counsel for Indemnified Persons for which the Indemnifying Person is liable hereunder, and the Indemnified Person shall use every reasonable effort to cause such separate counsel to minimize the duplication of activities as between themselves and counsel to the Indemnifying Person.

   The Indemnifying Person shall not be liable for any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Person, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees, subject to the provisions of this Section 8, to indemnify the Indemnified Person from and against any loss, damage, liability or expenses by reason of such settlement or judgment. The Indemnifying Person shall not, without the prior written consent of the Indemnified Persons, effect any settlement of any pending or threatened litigation, proceeding or claim in respect of which indemnity has been properly sought by the Indemnified Persons hereunder, unless such settlement includes an unconditional release by the claimant of all Indemnified Persons from all liability with respect to claims which are the subject matter of such litigation, proceeding or claim.

         9. Contribution: If the indemnification provided for in Section 8 above is unavailable to or insufficient to hold harmless an Indemnified Person under such Section in respect of any losses, claims, damages or liabilities (or actions, suits or proceedings (including governmental investigations) in respect thereof) referred to therein, then each Indemnifying Person under Section 8 shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Person on the one hand and the Indemnified Person on the other from the offering of the Certificates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Person shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each Indemnifying Person, if any, on the one hand and the Indemnified Person on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, suits or proceedings (including governmental investigations) in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the total underwriting discounts and commission received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus, bear to the aggregate offering price of the Certificates. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section
9. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions, suits or proceedings (including governmental proceedings) in respect thereof) referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action, suits or proceedings (including governmental proceedings) or claim, provided that the provisions of Section 8 have been complied with (in all material respects) in respect of any separate counsel for such Indemnified Person. Notwithstanding the provisions of this
Section 9, no Underwriter shall be required to contribute any amount greater than the excess of (i) the total price at which the Certificates underwritten by it and distributed to investors were offered to investors over (ii) the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this Section 9 to contribute are several in proportion to their respective underwriting obligations and not joint.

                 The agreement with respect to contribution contained in
Section 9 hereof shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any Underwriter, and shall survive delivery of and payment for the Certificates hereunder and any termination of this Agreement.

         10. Substitution of Underwriters: If any Underwriter under this Agreement shall fail or refuse (otherwise than for some reason sufficient to justify in accordance with the terms hereof, the termination of its obligations hereunder) to purchase the Certificates which it had agreed to purchase on the Time of Purchase, the Representatives shall immediately notify the Company and the Representatives and the other Underwriters may, within 36 hours of the giving of such notice, determine to purchase, or to procure one or more other members of the National Association of Securities Dealers, Inc. ("NASD") (or, if not members of the NASD, who are foreign banks, dealers or institutions not registered under the Exchange Act and who agree in making sales to comply with the NASD's Rules of Fair Practice), satisfactory to the Company, to purchase, upon the terms herein set forth, the principal amount of Certificates which the defaulting Underwriter had agreed to purchase. If any non-defaulting Underwriter or Underwriters shall determine to exercise such right, the Representatives shall give written notice to the Company of such determination within 36 hours after the Company shall have received notice of any such default, and thereupon the Time of Purchase shall be postponed for such period, not exceeding three business days, as the Company shall determine. If in the event of such a default, the Representatives shall fail to give such notice, or shall within such 36-hour period give written notice to the Company that no other Underwriter or Underwriters, or others, will exercise such right, then this Agreement may be terminated by the Company, upon like notice given to the Representatives within a further period of 36 hours. If in such case the Company shall not elect to terminate this Agreement, it shall have the right, irrespective of such default:

                 (a) to require such non-defaulting Underwriters to purchase and pay for the respective principal amounts of Certificates which they had severally agreed to purchase hereunder, as hereinabove provided, and, in addition, the principal amount of Certificates which the defaulting Underwriter shall have so failed to purchase up to a principal amount thereof equal to one-ninth (1/9) of the respective principal amounts of Certificates which such non-defaulting Underwriters have otherwise agreed to purchase hereunder; and/or

                 (b) to procure one or more other members of the NASD (or, if not members of the NASD, who are foreign banks, dealers or institutions not registered under the Exchange Act and who agree in making sales to comply with the NASD's Rules of Fair Practice), to purchase, upon the terms herein set forth, the principal amount of Certificates which such defaulting Underwriter had agreed to purchase, or that portion thereof which the remaining Underwriters shall not be obligated to purchase pursuant to the foregoing clause (a).

                 In the event the Company shall exercise its rights under clause (a) and/or (b) above, the Company shall give written notice thereof to the Representatives within such further period of 36 hours, and thereupon the Time of Purchase shall be postponed for such period, not exceeding five business days, as the Company shall determine. In the event the Company shall be entitled to but shall not elect to exercise its rights under clause (a) and/or (b), the Company shall be deemed to have elected to terminate this Agreement.

                 Any action taken by the Company under this Section 10 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement. Termination by the Company under this Section 10 shall be without any liability on the part of the Company or any non-defaulting Underwriter.

                 In the computation of any period of 36 hours referred to in this Section 9, there shall be excluded a period of 24 hours in respect of each Saturday, Sunday or legal holiday which would otherwise be included in such period of time.

         11. Termination of Agreement: This Agreement may be terminated at any time prior to the Time of Purchase by the Representatives, if, prior to such time (i) trading generally in securities on the New York Stock Exchange shall have been suspended by the Commission or the New York Stock Exchange,
(ii) trading of any securities of the Company shall have been suspended on any exchange or over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by federal or New York State authorities or (iv) there shall have occurred any outbreak or material escalation of hostilities or any material adverse disruption in financial markets or any other calamity or crisis, the effect of which on the financial markets of the United States is such as to impair, in the

Representatives' reasonable judgment, after having made due inquiry, the marketability of the Certificates.

                 If the Representatives elect to terminate this Agreement, as provided in this Section 11, the Representatives will promptly notify the Company and each other Underwriter by telephone or telecopy, confirmed by letter. If this Agreement shall not be carried out by any Underwriter for any reason permitted hereunder, or if the sale of the Certificates to the Underwriters as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Underwriter or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement and the Underwriters shall be under no liability to the Company nor be under any liability under this Agreement to one another.

                 Notwithstanding the foregoing, the provisions of Sections 5(g), 5(i), 8 and 9 shall survive any termination of this Agreement.

         12. Notices: All notices hereunder shall, unless otherwise expressly provided, be in writing and be delivered at or mailed to the following addresses or be sent by telecopy as follows: if to the Underwriters or the Representatives, to the Representatives at the address or number, as appropriate, designated in Schedule I hereto, and, if to the Company, to CMS Energy Corporation, Attention: Senior Vice President - Finance, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126 (Telecopy:
313-436-9548).

         13. Parties in Interest: The Agreement herein set forth has been and is made solely for the benefit of the Underwriters, the Company (including the directors thereof and such of the officers thereof as shall have signed the Registration Statement), and the controlling persons, if any, referred to in
Section 8 hereof, and their respective successors, assigns, executors and administrators, and, except as expressly otherwise provided in Section 10 hereof, no other person shall acquire or have any right under or by virtue of this Agreement.

         14. Definition of Certain Terms: The term "Underwriters," as used herein, shall be deemed to mean the several persons, firms or corporations, named in Schedule II hereto (including the Representatives herein mentioned, if so named), and the term "Representatives," as used herein, shall be deemed to mean the representative or representatives designated by, or in the manner authorized by, the Underwriters in Schedule I hereto. All obligations of the Underwriters hereunder are several and not joint. If there shall be only one person, firm or corporation named in Schedule I and Schedule II hereto, the term "Underwriters" and the term "Representatives," as used herein, shall mean such person, firm or corporation. If the firm or firms listed in Schedule I hereto are the same as the firm or firms listed in Schedule II hereto, then the terms "Underwriters" and "Representatives," as used herein, shall each be deemed to refer to such firm or firms. The term "successors" as used in this Agreement shall not include any purchaser, as such purchaser, of any of the Certificates from any of the respective Underwriters.

         15. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         16. Counterparts: This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

                 If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company.

                                        Very truly yours,


                                        CMS ENERGY CORPORATION


                                        By:___________________________________
                                           Name:
                                           Title:


Accepted:                  , 1998



Morgan Stanley & Co. Incorporated
Donaldson, Lufkin & Jenrette Securities Corporation
Goldman, Sachs & Co.
Salomon Brothers Inc

As Representatives


By Morgan Stanley & Co. Incorporated


By:_________________________________
   Name:
   Title:

                                       SCHEDULE I

Morgan Stanley & Co. Incorporated
Donaldson, Lufkin & Jenrette Securities Corporation
Goldman, Sachs & Co.
Salomon Brothers Inc


c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036-8293
Attention:  Syndicate Desk

Telecopy: (212) 761-4305

                                  SCHEDULE II



Underwriters

                                                                Principal Amount
                                                                 of Certificates
                                                                 to Be Purchased



Morgan Stanley & Co. Incorporated . . . . . . . . . . . . . . . . . $

Donaldson, Lufkin & Jenrette Securities Corporation . . . . . . . .

Goldman, Sachs & Co.. . . . . . . . . . . . . . . . . . . . . . . .

Salomon Brothers Inc. . . . . . . . . . . . . . . . . . . . . . . .

                                        Total   . . . . . . . . . . $150,000,000

                                  SCHEDULE III


                     Information Regarding the Certificates



1.   Aggregate Principal Amount:                    $150,000,000

2.   Final Distribution Date:                                , 2005

3.   Purchase Price:                                [____]% of the Aggregate
                                                    Principal Amount

4.   Underwriting discounts and commissions:        0.____%